CANYON COPPER CORP.
1199 West Pender Street, Suite 408
Vancouver, BC V6E 2R1

VANCOUVER, BC, October 6, 2006 – Canyon Copper Corp. (the “Company”) (OTCBB:CYOO) announced today that Mr. Mark A. Reynolds has been appointed as the Company’s Vice President of Finance. Mr. Reynolds has been a director of the Company since October 2, 2006.

The Company also announced that Mr. Reynolds has acquired from the Company’s former president, Brent Jardine, 9,999,998 shares of the Company’s common stock, representing approximately 15.2% of the Company’s issued and outstanding shares.

Mr. Reynolds has a Bachelor of Business Administration from Edith Cowan University of Western Australia and over twenty years of experience in mining and finance. Mr. Reynolds, previously a stock broker, concentrated on financing and development of numerous mining and oil & gas companies. Mark has developed and maintains strategic relationships with numerous contacts within the international institutional and brokerage communities.

This Press Release may contain, in addition to historical information, forward-looking statements. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, in the event the negotiated private placement is not completed as contemplated, it may have a significant adverse effect on the liquidity, financial position and assets of the Company, which may affect its ability to complete its business plan.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

CANYON COPPER CORP.

BRYAN WILSON, PRESIDENT
Telephone: (604) 331-9326